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                                                                    EXHIBIT 99.1


TO:      USG INVESTMENT PLAN PARTICIPANTS

FROM:    #158, P. K. MAITLAND, VICE PRESIDENT COMPENSATION, BENEFITS &
         ADMINISTRATION

DATE:    NOVEMBER 8, 2000

SUBJECT: USG CORPORATION INVESTMENT PLAN - USG COMMON STOCK FUND
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USG's stock price has declined significantly in recent weeks. While the
Corporation continues to have solid operating results, external factors are impacting the value of USG shares. The market is reacting to a number of different issues, including a slowdown in the construction market, falling wallboard prices, and the investment community's concern about anticipated increases in asbestos litigation costs.

In view of these external factors, and the resulting potential for further uncertainty in the price of USG Stock, participants in the USG Investment Plan will not be allowed to make future contributions to the USG Stock fund until further notice. If you have invested in the USG Stock fund, you should evaluate the appropriateness of USG Stock in your investment portfolio given current market conditions and your own personal risk tolerance.

This stock purchase suspension as to future contributions does not require any immediate action on your part. If you are currently investing new contributions in the USG Stock fund, future contributions will be automatically redirected to the Stable Value fund effective with all hourly and salaried payrolls beginning November 9, 2000. If you prefer one of the other investment alternatives available in the plan, you can change this allocation by calling the USG Investment Plan Connection (1-800-953-7526).

In addition, transfers of assets from other funds into the USG Stock fund are also being suspended. If you wish to transfer existing balances out of the USG Stock fund into one of the other seven investment alternatives, you can do so by calling the USG Investment Plan Connection. The telephone system will allow participants to transfer money out of the USG Stock fund during the suspension period.

USG and its employees have made many significant operating accomplishments over the past several years and will make many more in the years ahead. The stock purchase suspension ensures that employees will not be distracted by unnecessary concerns about the safety of their supplemental retirement assets.

If you have any questions about these modifications to the Investment Plan, please contact your Human Resources representative or call the USG Investment Plan Connection.